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                                                            EXHIBIT 99.(A)(1)(K)

GIANT GROUP Lawsuit Dismissed

    LOS ANGELES, May 21 /PRNewswire/ -- GIANT GROUP LTD (OTC BULLETIN BOARD:
GPOL) ANNOUNCED THAT THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK RENDERED AN OPINION, WHICH GRANTED CERTAIN MOTIONS MADE BY DEFENDANTS ARTHUR ANDERSEN, LLP, FRIEDMAN ALPERN AND GREEN, LLP AND GLENN SANDS TO DISMISS CLAIMS OF SECURITIES FRAUD WHICH WERE ASSERTED AGAINST THEM. THE COURT GRANTED THE MOTION TO DISMISS THE FEDERAL SECURITIES CLAIMS AS AGAINST THESE DEFENDANTS AS WELL AS CO-DEFENDANT L. H. FRIEND, ON THE GROUNDS THAT THESE CLAIMS WERE TIME BARRED UNDER THE STATUTE OF LIMITATIONS APPLICABLE TO FEDERAL SECURITIES FRAUD CLAIMS. THE COURT DID NOT RULE ON THE VIABILITY OF THE RELATED STATE LAW CLAIMS WHICH WERE DISMISSED WITHOUT PREJUDICE TO REFILING IN THE APPROPRIATE STATE COURT.

     GIANT GROUP also announced that the 2001 annual meeting of stockholders will be held on August 2, 2001 in Los Angeles, CA. Only stockholders of record on June 4, 2001 will be entitled to notice of and to vote at the meeting.

    For further information contact:  Burt Sugarman, CEO GIANT GROUP,
310-273-5678.